David E. Coffey C.P.A.

6767 West Tropicana Suite 216

Las Vegas, NV 89103

Coffee Pacifica, Inc.

Las Vegas, Nevada

   This letter will acknowledge my agreement to include or refer to the financial statements which I have audited for the year ended December 31, 2002 and the financial statements which I have reviewed for the period ended September 30, 2003 and the cumulative period ended September 30, 2003 in the filing of the 10-QSB with the Securities and Exchange Commission.

Sincerely,

/s/ David Coffey

David Coffey C.P.A.

November 2, 2003